Exhibit 99.1

FOR IMMEDIATE RELEASE

Lear Contacts:

Mel Stephens

(248) 447-1624

John Trythall

(248) 447-4336

Lear Corporation Appoints Dr. Mary Lou Jepsen

to Board of Directors

SOUTHFIELD, Michigan, March 9, 2016 – Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating and electrical distribution systems, today announced that Dr. Mary Lou Jepsen has been appointed to Lear’s Board of Directors, effective immediately.

Presently, Dr. Jepsen is Executive Director of Engineering at Facebook, Inc. and Head of Display Technologies at Oculus where she leads advanced consumer electronics, opto-electronic and display design and manufacturing efforts.

Previously, she had a similar role at Google, Inc. and Google X. She also co-founded One Laptop per Child, and was the lead architect of the $100 laptop, millions of which were shipped to children in the developing world.

Dr. Jepsen is one of the world’s foremost display innovators, with an exceptional track record of leadership and inventions, paralleled by years of working with Asia’s largest manufacturers. Dr. Jepsen is the principal inventor on approximately 100 patents.

She has been globally recognized with dozens of prestigious awards including TIME magazine’s “Time 100” as one of the 100 most influential people in the world, a CNN top 10 thinker, and by the leading global professional societies in optics, display and electronics. She has broad advisory experience in Peru, China, Uruguay, Taiwan, Brazil and the United States, as well as at the United Nations.

“We are extremely pleased to welcome Mary Lou to Lear’s Board of Directors. She has outstanding educational credentials, is a proven technology leader and is recognized as one of the world’s leading experts in virtual reality applications,” said Henry D.G. Wallace, Lear’s non-executive chairman. “We are very fortunate to welcome someone of Mary Lou’s reputation for innovation and leadership to our Board.”

Dr. Jepsen holds a doctorate degree from Brown University in Optical Sciences, a master of science degree from Massachusetts Institute of Technology in Visual Studies and a bachelor’s of science degree in Electrical Engineering from Brown University.

Lear Corporation (NYSE: LEA) is one of the world’s leading suppliers of automotive seating and electrical distribution systems. Lear serves every major automaker in the world, and Lear content can be found on more than 350 vehicle nameplates. Lear’s world-class products are designed, engineered and manufactured by a diverse team of approximately 136,000 employees located in 36 countries. Lear currently ranks #174 on the Fortune 500. Lear’s headquarters are in Southfield, Michigan. Further information about Lear is available at http://www.lear.com or follow us on Twitter @LearCorporation.

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